Exhibit 99.1

VIRGIN MEDIA — FIRST QUARTER 2011 RESULTS

ANOTHER STRONG QUARTER WITH SIGNIFICANT FREE CASH FLOW GROWTH

London, England, April 20, 2011 — Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) announces results for the quarter ended March 31, 2011.

Sustainable revenue growth and operating leverage driving strong free cash flow

•                              Revenue growth in all areas; total up 5.7% to £982m

•                              OCF(1) up 7.6% to £376m

•                  Operating income up 58.9% to £111m

•                              FCF(2) more than doubled to £100m

•                  Net cash provided by operating activities up 34.3% to £272m

Good operational performance through quality customer growth

•                              Quality of customer base continues to improve

•                  Launch of 30Mb broadband tier has transformed acquisition mix

•                  39% of new broadband customers taking 20Mb tier or higher, up from 15% in Q1-10

•                  Broadband revolution gains pace, with world’s fastest cable trial of 1.5Gb

•                  Premium TV customers increased 22%; HD penetration increased to 41%

•                  65,000 pre-registered for next-generation TiVo TV; now available to new customers

•                  Q1 cable ARPU(3) up 2.6% to £46.16

•                              Cable customers up 1.2% in last twelve months with 20,200 net additions in Q1

•                              Mobile contract customers up 22.6% to 1.3m

•                  Contract customers in cable homes up 19% to 0.8m

•                              Business revenues up 13.7% to £159m

•                  New contract win with London Borough of Lambeth

Capital Return programme continued

•                              Repurchased 7.2m shares in Q1; 18.8m shares to-date

•                              Plan to retire $550m of debt due 2016 with cash on hand, reducing debt and interest expense

Neil Berkett, Chief Executive Officer of Virgin Media, said: “This has been another solid quarter where we have maintained strong levels of revenue growth and generated substantial free cash flow.  As more customers demand better connectivity, we have seen an increase in the take-up of faster broadband speeds and continued to improve the quality of our customer base. Alongside this, there has been strong early interest for our next generation home entertainment service, Virgin Media powered by TiVo, and we anticipate consumer demand for this will grow as we accelerate our roll-out.

“The investment we are making in developing our multiscreen capability and our unique fibre optic network, will allow us to transform the connected experience for consumers and businesses and ensure we remain at the forefront of the UK’s digital future. Our 1.5Gb broadband trial will achieve the fastest cable speeds in the world and, by pushing the frontiers of technology, it will help us to understand the kinds of services our customers may need in the future and the exciting possibilities of an increasingly converged world.”

Note: The notes preceding the Appendices relating to non-GAAP financial measures and other matters and the Appendices to this earnings release are considered an integral part of the financial and operational information herein. Comparisons of financial and operating statistics are to the first quarter of 2010, unless otherwise stated.

Contacts

Investor Relations:

Richard Williams:	+44 (0)1256 753037 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0)1256 752347 / vani.bassi@virginmedia.co.uk
Reuben Wheeler:	+44 (0)20 7909 3273 / reuben.wheeler@virginmedia.co.uk

Media:
Gareth Mead:	+44 (0) 20 7909 3289 / gareth.mead@virginmedia.co.uk

Tavistock
Matt Ridsdale:	+44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk
Lulu Bridges:	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will be a webcast and conference call for analysts and investors today at 1pm UK time / 8am ET.  The presentation can be accessed live via webcast on our website, www.virginmedia.com/investors. Analysts and investors can dial in to the presentation by calling +1 212 444 0896 in the United States or +44 (0) 20 7138 0844 outside of the US, passcode “7932043” for all participants. The teleconference replay will be available approximately two hours after the end of the call until midnight on Wednesday April 27, 2011. The dial-in replay number for the US is: +1 347 366 9565 and the international dial-in replay number is: +44 (0)20 7111 1244 passcode: 7932043#.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Please refer below to “Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995” for a more detailed discussion regarding these forward-looking statements.

Adjusted Financial Statements

The financial statements for the first quarter of 2010 have been adjusted to reflect the disposal of VMtv on July 12, 2010. The results of our former Content segment are treated as discontinued operations.

SUMMARY FINANCIAL RESULTS

	Q1 2011	Q1 2010
	£m	£m
		(Adjusted)
Revenue
Cable	666.0	640.0
Mobile	136.9	131.9
Non-cable	20.3	17.6
Consumer segment - Total	823.2	789.5
Business segment	159.1	139.9
Total Revenue	982.3	929.4

OCF	376.1	349.6

Operating income	110.6	69.6

FCF	99.9	45.9

Net cash provided by operating activities	271.6	202.2

CONSUMER OPERATIONS STATISTICS

	Q1 2011	Q1 2010
	000’s	000’s

Cable customers	4,820.3	4,761.8
Non-cable customers	272.7	270.6

Consumer products
Broadband
Cable	4,061.2	3,910.1
Non-cable	271.4	269.6
	4,332.6	4,179.7

Television	3,788.9	3,729.6

Telephone
Cable	4,180.9	4,178.0
Non-cable	170.7	147.6
	4,351.6	4,325.6

Mobile - contract	1,263.4	1,030.9

Total Consumer products	13,736.5	13,265.8

Cable customer net adds	20.2	38.3
Non-cable customer net (disconnects) / adds	(4.0)	3.4
	16.2	41.7
Net Consumer product adds / (disconnects)
Broadband
Cable	50.1	72.3
Non-cable	(4.5)	3.9
	45.6	76.2

Television	10.1	35.7

Telephone
Cable	19.2	31.4
Non-cable	1.1	7.8
	20.3	39.2

Mobile - contract	52.6	81.2

Total Net Consumer product adds in period	128.6	232.3

Cable ARPU	£46.16	£45.01

Mobile ARPU	£14.70	£13.70

OVERVIEW

Delivering strong financial performance

We have started 2011 with improved revenue right across the business, resulting in total revenue growth for the first quarter of 5.7% to £982m. Strong cost control was maintained as SG&A fell by 3.9%. This resulted in 7.6% growth in OCF to £376m. Operating income increased 58.9% to £111m.

Free Cash Flow generation was particularly strong, more than doubling to £100m. Net cash provided by operating activities increased 34.3% to £272m.

Driving cable growth and creating convergence opportunities

The first quarter was the seventh successive quarter of both cable customer growth and year-on-year improved cable ARPU, which together drove cable revenue up 4.1%. ARPU increased 2.6% to a record for this period of the year and we added 20,200 net cable customers. The number of customers subscribing to our services has increased by 1.2% compared to a year ago.

We continue to investigate innovative and cost effective means to meet the demand for ultrafast broadband and next generation services beyond our unique cable network in ways which could expand our potential market for new customers.

During the quarter, we expanded our infrastructure to pass approximately 16,000 more homes. We have also successfully completed a comprehensive Metro Wi-Fi trial in Ashford, Kent. This public trial has proven our capabilities in exploiting our growing cable network for the provision of internet connectivity out of the home.

Leading the superfast broadband revolution

The demand for improved connectivity continues to grow, as demonstrated by the increasing proportion of new customers signing up for our faster speeds. Importantly, our typical speeds are the closest to the advertised speeds as compared to any of our competitors. We saw 39% of new subscribers in the quarter ordering speeds of 20Mb or higher, compared to 15% a year ago.

Over 860,000 customers now subscribe to tiers of 20Mb or above, which together represent 21% of our cable broadband base. In February, we unveiled a new 30Mb “XL” tier in place of the existing 20Mb tier for new customers. This will create further differentiation from our DSL competitors which struggle to deliver more than half the headline speeds they advertise.

We now have over 150,000 customers on our 50Mb tier, more than twice as many as a year ago and a 33% increase since the year-end. We are also in the process of rolling out the country’s fastest broadband service, 100Mb, which is now available to 2 million of our cable homes and on track to be available right across our network by mid 2012.

We will shortly begin a trial to test the real world application of speeds of up to 1.5Gb. This will be the fastest cable broadband connection in the world ever tested and will demonstrate the long-term potential of our superior network.

Leading in next generation digital entertainment

Our existing TV service stands apart from other services with, advantages such as access to an unparalleled library of on demand programming. Over 2.4m families, representing 64% or our TV base, are now regularly enjoying our on demand TV service. Average monthly views in Q1 were 83m, an increase of 23% from the same period in 2010.

Virgin Media’s 3D on demand TV service goes from strength to strength with a growing line-up of movies courtesy of Paramount Pictures and Disney such as ‘Jackass 3D’ and ‘TRON: Legacy’. We continue to work with content creators to source the best programming.

We grew our TV base by 10,100 customers in the quarter to a total of 3.8m. Of these customers, over 1.5m or 41% are able to experience HD after we added a further 66,400 HD customers in the quarter.

At the end of last year, we launched our leading entertainment service powered by TiVo, with its game-changing interface that brings together the best of TV, on demand and the web. In these early stages, demand continues to grow and, having already added thousands of customers, we are in the process of connecting the 65,000 who have pre-registered.  The service is now available for all new and existing customers to order.

Exploiting Mobile growth opportunity

Mobile revenues were up 3.8% in the quarter, as we continued to focus on growing our contract subscriber base, which increased by 23% from the end of March last year to a total of 1.3m. Mobile ARPU for the quarter increased by 7.3%, as a result of the improved proportion of higher ARPU contract customers.

One of our key strategic aims is to cross-sell more mobile services into our cable customer base as we believe this favourably impacts churn and life-time value. As at the quarter-end, we had approximately 556,000 cable households with one or more of our mobile contracts, which is up 17% on a year ago. These households had approximately 759,000 contract mobiles, up 19% and representing 60% of all contract subscribers. We also estimate we have a further 176,000 cable households with at least one of our prepay phones. Collectively, this represents 15% of our cable base that take at least one mobile service from us, leaving a significant growth opportunity to cross-sell to the remaining 85%.

We have just launched a new telephony proposition designed to further drive mobile penetration into our cable base. This rewards home phone customers who sign-up for our higher tiers of service with discounts off their mobile monthly bill.

Quad-play penetration, where a household takes all three cable products and a mobile phone service, increased to around 12.0%, compared to 11.0% a year ago.

Growing Business Data

Our Business division is pursuing its strategy to increase market share by focusing on growth in business data and leveraging our unique asset — a fibre optic network that passes close to 85% of all UK businesses. Revenues increased 13.7% for the quarter as result of growth in data revenues in both retail and wholesale markets. Business data remains a key growth opportunity for us in 2011.

During the quarter, we won a contract worth up to £20m over 10 years to provide complete voice and data services to the London Borough of Lambeth. This includes connectivity to around 200 sites, a converged, fixed and mobile voice provision, network management and secure internet bandwidth.

We also secured a five year contract with Newsquest, one of the UK’s premier media organizations to supply a network to its UK offices, and a £1.8m contract with Yorkshire Water.

Virgin Media Business was awarded the UK’s first interim Public Sector Network (PSN) security accreditation. This national milestone has come as a result of a successful security audit in accordance with new security standards. This is a significant achievement, and one that sets us apart from our competitors. As security is increasingly on the agenda for UK organizations, it’s vital that they can select a network provider that has the credentials to provide a secure end-to-end process.

We also announced a new data centre proposition that will see us extend our network into selected data centres to deliver carrier grade performance. This gives data centres the power to connect customers to a range of services at speeds up to 10Gb with true network resilience.  Each interconnect can connect up to 8,000 users and will drive significant customer cost savings through reduced space and power consumption.

Capital Return Programme Update

In July 2010, we announced a £375m share buyback programme and a target leverage ratio of approximately 3.0x Net Debt(4) to OCF(5) over the next two to three years. So far, we have repurchased approximately 18.8m shares at a cost of £282m, including 7.2m in the first quarter. We retain the authority for a further £93m of buybacks until August 2011.

The continuing efforts to provide us with the most flexible capital structure possible and our success in growing the business has meant our Net Debt to OCF has improved in the last twelve months from 4.1x to 3.7x.

During the quarter, all three major credit rating agencies upgraded the ratings on our Senior Secured Debt to “Investment Grade”. This is the first time such a rating has been achieved in the UK cable industry. Following this, we issued approximately £957m equivalent aggregate principal amount of senior secured notes due 2021 in $500m and £650m tranches bearing interest at a rate of 5.25% and 5.5% respectively. £900m of the net proceeds were used to repay a portion of our existing senior credit facility. As a result we have no debt repayments due before 2015.

We intend to retire our $550m 9.125% 2016 notes by the first call date of August 15, 2011 using cash on our balance sheet, further reducing both total debt and future interest expense.

RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2011

TOTAL REVENUE

Total revenue in the first quarter was up 5.7% to £982.3m due to growth in cable, mobile, business and non-cable.

CONSUMER SEGMENT

Cable

Cable revenue in the first quarter was up 4.1% at £666.0m reflecting 2.6% growth in cable ARPU to £46.16 and 1.2% growth in the cable customer base.

Gross cable customer additions in the first quarter were relatively flat at 191,800. Average monthly churn increased from 1.1% to 1.2%. The overall cable customer base increased to 4.82m, with net additions of 20,200 for the quarter.

Mobile

Mobile revenue in the quarter was £136.9m, up 3.8%, reflecting ARPU growth driven by the increased number of contract customers.

Contract net additions for the quarter were 52,600 and at the quarter-end we had 1,263,400 contract subscribers representing 42% of total mobile products and growth of 23% in contract subscribers in the last year.

The number of prepay net disconnections in the quarter was 120,300, down 38.7%. The loss of prepay subscribers reflects the competitive market and our strategy of focusing on signing up contract customers who have lower churn and higher ARPU characteristics and therefore higher overall lifetime value.

Non-cable

Non-cable revenue in the quarter was up 15.3% at £20.3m mainly due to the continued growth in telephony line rental revenue.

BUSINESS SEGMENT

Business revenue in the quarter was £159.1m, up 13.7%, mainly due to growth in data revenues in both retail and wholesale markets. Retail data revenue was up 18.9% to £65.4m, reflecting our successful strategy of focusing on higher margin data revenue and increasing demand for our data products. Wholesale data revenue was up 34.2% at £42.0m mainly due to new customer contracts wins and increased revenues from an existing customer. Retail voice revenue was down 6.2% to £38.9m as a result of declining telephony usage and pricing. Wholesale voice revenue was down 39.0% at £3.6m. Local Area Network (“LAN”) Solutions revenue was up 48.4% at £9.2m.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

Operating costs (exclusive of depreciation and amortization) were £411.1m in the quarter, up 9.1%, mainly as a result of increased premium and HD programming costs and higher mobile handset expense. SG&A fell 3.9% to £195.1m for the quarter, mainly due to lower facilities, marketing and other costs.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF increased to £376.1m in the quarter, up 7.6% mainly due to the growth in revenue and reduction in SG&A, partially offset by increased operating costs.

OPERATING INCOME

Operating income in the quarter was £110.6m, up 58.9% mainly due to increased OCF and reduced depreciation.

Depreciation expense was down 5.6% at £228.8m primarily as a result of certain fixed assets becoming fully depreciated, partially offset by increases in depreciation in respect of new fixed assets. Amortization expense was £34.1m, down 8.1% mainly due to the cessation of amortization of certain intangible assets that became fully amortized in 2010.

UKTV JOINT VENTURE

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC’s programme library and other acquired programming which are carried on Virgin Media’s cable platform and also on satellite. Some channels are also available on Freeview.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of UKTV’s net income of £8.2m in the quarter. UKTV’s financial results are not consolidated in Virgin Media’s revenue, operating income or OCF. Virgin Media’s investment in UKTV is carried on the balance sheet at March 31, 2011 at £351m, which includes loans to fund its operations totaling £110m.

In the quarter, Virgin Media received £6.4m from UKTV in the form of net loan capital repayments together with cash payments totaling £11.1m, which consisted of dividends, interest payments and payments for consortium tax relief.

NET INCOME FROM CONTINUING OPERATIONS

Net income from continuing operations for the quarter was £4.5m compared to a loss of £163.3m in the first quarter of 2010. The improvement was mainly due to increased operating income, gains on derivative instruments and foreign currency gains, which arose due to sterling strengthening versus the US dollar during the quarter.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis)(6) in the quarter were up 2.7% at £177.3m. The total purchase of fixed assets and intangible assets was down 10.0% at £163.3m mainly due to the timing of payments to fixed asset suppliers and an increase in fixed assets acquired under finance leases.

FREE CASH FLOW

Free Cash Flow for the quarter was up 117.6% to £99.9m mainly due to higher OCF, lower total purchase of fixed assets and intangible assets and lower net interest expense. Net cash provided by operating activities was up 34.3% at £271.6m.

DEBT

As of March 31, 2011, long term debt, net of £421m current portion, was £5,596m. Total debt consisted of £775m outstanding under our Senior Credit Facility, £2,034m of Senior Notes, £2,428m of Senior Secured Notes, £525m of Convertible Senior Notes and £254m of capital leases and other indebtedness. Cash and cash equivalents were £483m. Net debt was £5,534m.

The increase in the current portion of long term debt reflects our decision to retire our $550m 9.125% 2016 notes, as referenced above.

Interest expense in the first quarter was £114.6m, down 7.1% due to a lower level of debt paying interest at fixed rates.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward- looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include the following:

•                  the ability to compete with a range of other communications and content providers;

•                  the effect of rapid and significant technological changes on our businesses;

•                  the effect of a decline in fixed line telephony usage and revenues;

•                  the ability to maintain and upgrade our networks in a cost-effective and timely manner;

•                  possible losses of revenues or customers due to systems failures;

•                  the ability to control unauthorized access to our network;

•                  our reliance on third-party suppliers and contractors to provide necessary hardware, software or operational support;

•                  our reliance on our use of the “Virgin” name and logo and any adverse publicity generated by other users of the Virgin name and logo;

•                  the ability to manage customer churn;

•                  the ability to provide attractive programming at a reasonable cost;

•                  general economic conditions;

•                  the ability to implement our restructuring plan successfully and realize the anticipated benefits;

•                  currency and interest rate fluctuations;

•                  our reliance on third parties to distribute our mobile telephony products;

•                  the functionality or market acceptance of new products;

•                  tax risks;

•                  our reliance on Everything Everywhere to carry our mobile voice and non-voice services;

•                  the ability to effectively manage complaints, litigation and adverse publicity;

•                  our ability to retain key personnel;

•                  changes in laws, regulations or governmental policy;

•                  capacity limits on our network;

•                  the ability to fund debt service obligations and refinance our debt obligations;

•                  the ability to comply with restrictive covenants in our indebtedness agreements; and

•                  Virgin Media’s dependence on cash flow from subsidiaries.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2010, or the 2010 Annual Report, as filed with the U.S. Securities and Exchange Commission, or SEC, on February 22, 2011. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements

Notes

Please see Appendix F for a reconciliation of all non-GAAP financial measures to their nearest GAAP equivalents.

(1) OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges. OCF is a non-GAAP financial measure and the most directly comparable GAAP measure is operating income.

(2) Free Cash Flow, or FCF,  is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. FCF is a non-GAAP financial measure and the most directly comparable GAAP measure is net cash provided by operating activities.

(3) See Appendices C2 and C4 for definitions of Cable and Mobile ARPU respectively.

(4) Net Debt is long term debt inclusive of current portion, less cash and cash equivalents. Net debt is a non-GAAP financial measure and the most directly comparable GAAP measure is long term debt (net of current portion.)

(5) Net Debt to OCF is Net Debt divided by OCF for the quarter multiplied by four. Net Debt to OCF is a non-GAAP financial measure.

(6) Fixed asset additions (accrual basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets. Fixed asset additions (accrual basis) is a non-GAAP financial measure and the most directly comparable GAAP measure is purchase of fixed and intangible assets.

Appendices:

A)	Financial Statements
• Condensed Consolidated Statement of Operations
• Condensed Consolidated Balance Sheets
• Condensed Consolidated Statement of Cash Flows
• Quarterly Condensed Consolidated Statement of Operations
• Additional Quarterly Condensed Consolidated Statement Cash Flow Information
B1)	Quarterly Segment Revenue and Contribution, OCF and Operating Income
B2)	Quarterly Costs and Expenses
C1)	Consumer Operations Statistics
C2)	Cable Operations Statistics
C3)	Non-Cable Operations Statistics
C4)	Mobile Operations Statistics
D)	Free Cash Flow Calculation (FCF)
E)	Fixed Asset Additions (Accrual Basis)
F)	Use of Non-GAAP Financial Measures and Reconciliations to GAAP

A) FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended
	March 31,
	2011	2010
		(Adjusted)

Revenue	£982.3	£929.4

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	411.1	376.8
Selling, general and administrative expenses	195.1	203.0
Restructuring and other charges	2.6	0.4
Depreciation	228.8	242.5
Amortization	34.1	37.1
	871.7	859.8
Operating income	110.6	69.6

Other income (expense)
Interest expense	(114.6)	(123.3)
Loss on extinguishment of debt	(18.1)	(32.9)
Share of income from equity investments	8.2	7.6
Gain (loss) on derivative instruments	28.0	(21.0)
Foreign currency gain (loss)	7.9	(67.4)
Interest income and other, net	1.7	1.1
Income (loss) from continuing operations before income taxes	23.7	(166.3)
Income tax (expense) benefit	(19.2)	3.0
Income (loss) from continuing operations	4.5	(163.3)
(Loss) income on discontinued operations, net of tax	£(1.2)	2.9
Net income (loss)	3.3	£(160.4)

Basic and diluted income (loss) from continuing operations per share	£0.01	£(0.50)

Basic and diluted (loss) income from discontinued operations per share	£0.00	£0.01

Basic and diluted net income (loss) per share	£0.01	£(0.49)

Dividends per share (in U.S. Dollars)	$0.04	$0.04

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions, except par value)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	£482.7	£479.5
Restricted cash	2.2	2.2
Accounts receivable - trade, less allowances for doubtful accounts of £7.2 (2011) and £6.4 (2010)	407.9	431.2
Inventory for resale	21.8	26.4
Derivative financial instruments	1.0	0.8
Prepaid expenses and other current assets	72.8	89.0
Total current assets	988.4	1,029.1
Fixed assets, net	4,714.5	4,763.1
Goodwill and other indefinite-lived assets	2,017.5	2,017.5
Intangible assets, net	84.3	118.4
Equity investments	350.5	359.2
Derivative financial instruments	333.9	394.6
Deferred financing costs, net of accumulated amortization of £46.5 (2011) and £23.8 (2010)	89.3	98.6
Other assets	49.9	52.7
Total assets	£8,628.3	£8,833.2

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£222.8	£295.9
Accrued expenses and other current liabilities	374.9	391.5
Derivative financial instruments	19.4	13.3
Restructuring liabilities	55.8	57.6
VAT and employee taxes payable	122.5	88.6
Interest payable	118.6	126.5
Deferred revenue	298.3	301.7
Current portion of long term debt	420.7	222.1
Total current liabilities	1,633.0	1,497.2
Long term debt, net of current portion	5,596.2	5,798.3
Derivative financial instruments	63.8	62.0
Deferred revenue and other long term liabilities	205.2	207.9
Deferred income taxes	—	3.2
Total liabilities	7,498.2	7,568.6

Commitments and contingent liabilities
Shareholders’ equity
Common stock - $0.01 par value; authorized 1,000.0 (2011 and 2010) shares; issued and outstanding 317.4 (2011) and 322.0 (2010) shares	1.8	1.8
Additional paid-in capital	4,288.6	4,375.2
Accumulated other comprehensive income	68.5	86.5
Accumulated deficit	(3,228.8)	(3,198.9)
Total shareholders’ equity	1,130.1	1,264.6
Total liabilities and shareholders’ equity	£8,628.3	£8,833.2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Three months ended March 31,
	2011	2010
		(Adjusted)
Operating activities:
Net income (loss)	£3.3	£(160.4)
Loss (income) loss from discontinued operations	1.2	(2.9)
Income (loss) from continuing operations	4.5	(163.3)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	262.9	279.5
Non-cash interest.	2.4	10.9
Non-cash compensation	7.0	7.3
Loss on extinguishment of debt	18.1	32.8
Income from equity accounted investments, net of dividends received	(1.7)	(4.1)
Unrealized (gains) losses on derivative instruments	(30.1)	46.5
Unrealized foreign currency (gains) losses	(6.7)	34.2
Income taxes	20.9	(0.6)
Other	(0.1)	0.4
Changes in operating assets and liabilities, net of effect from business disposals:	(5.6)	(41.4)
Net cash provided by operating activities	271.6	202.2

Investing activities:
Purchase of fixed and intangible assets	(163.3)	(181.5)
Proceeds from sale of fixed assets	0.7	1.2
Principal repayments on loans to equity investments	8.4	1.2
Other	0.2	(0.2)
Net cash used in investing activities	(154.0)	(179.3)

Financing activities:
New borrowings, net of financing fees	937.7	1,447.8
Repurchase of common stock	(120.0)	—
Proceeds from employee stock option exercises	1.4	5.6
Principal payments on long term debt, including redemption premiums, and capital leases	(915.5)	(1,464.9)
Dividends paid	(8.0)	(8.8)
Net cash used in financing activities	(104.4)	(20.3)

Cash flow from discontinued operations:
Net cash used in operating activities	(6.5)	(15.0)
Net cash used in discontinued operations	(6.5)	(15.0)

Effect of exchange rate changes on cash and cash equivalents	(3.5)	2.6
Increase (decrease) in cash and cash equivalents	3.2	(9.8)
Cash and cash equivalents, beginning of period	479.5	430.5
Cash and cash equivalents, end of period	£482.7	£420.7

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£112.4	£109.0

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
					(Adjusted)

Revenue	£982.3	£1,003.8	£978.4	£964.2	£929.4

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	411.1	408.5	395.6	394.1	376.8
Selling, general and administrative expenses	195.1	191.7	195.5	200.4	203.0
Restructuring and other charges	2.6	41.6	4.5	6.5	0.4
Depreciation	228.8	254.3	244.4	246.5	242.5
Amortization	34.1	36.7	36.7	37.1	37.1
Total costs and expenses	871.7	932.8	876.7	884.6	859.8
Operating income	110.6	71.0	101.7	79.6	69.6
Other income (expense)
Interest expense	(114.6)	(118.7)	(118.2)	(117.6)	(123.3)
Loss on extinguishment of debt	(18.1)	—	—	(37.1)	(32.9)
Share of income from equity investments	8.2	2.6	6.7	7.1	7.6
Gain (loss) on derivative instruments	28.0	(12.7)	(24.7)	(7.2)	(21.0)
Foreign currency gains (losses)	7.9	(0.2)	43.6	(10.1)	(67.4)
Interest income and other, net	1.7	3.6	0.8	2.8	1.1
Income (loss) from continuing operations before income taxes	23.7	(54.4)	9.9	(82.5)	(166.3)
Income tax (expense) benefit	(19.2)	89.4	17.7	14.0	3.0
Income (loss) from continuing operations	4.5	35.0	27.6	(68.5)	(163.3)
Discontinued operations
(Loss) gain on disposal, net of tax	(1.2)	4.8	14.4	—	—
(Loss) income from discontinued operations, net of tax	—	(2.7)	(0.2)	8.6	2.9
(Loss) income on discontinued operations, net of tax	(1.2)	2.1	14.2	8.6	2.9
Net income (loss)	£3.3	£37.1	£41.8	£(59.9)	£(160.4)

Basic and diluted income (loss) from continuing operations per common share	£0.01	£0.11	£0.08	£(0.21)	£(0.50)
Basic and diluted (loss) income from discontinued operations per common share	£0.00	£0.01	£0.04	£0.03	£0.01
Basic and diluted net income (loss) per share	£0.01	£0.12	£0.13	£(0.18)	£(0.49)

Average number of shares outstanding	320.5	322.4	325.6	330.9	329.7

QUARTERLY CONDENSED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Three months ended,
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
					(Adjusted)
Operating activities
Net income (loss)	£3.3	£37.1	£41.8	£(59.9)	£(160.4)
Loss (income) on discontinued operations	1.2	(2.1)	(14.2)	(8.6)	(2.9)
Income (loss) from continuing operations	4.5	35.0	27.6	(68.5)	(163.3)

Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	262.9	291.0	281.1	283.7	279.5
Non-cash interest	2.4	8.5	34.2	(13.5)	10.9
Non-cash compensation	7.0	8.0	6.2	7.9	7.3
Loss on extinguishment of debt	18.1	—	—	37.3	32.8
Income from equity accounted investments, net of dividends received	(1.7)	(2.5)	(0.7)	(2.0)	(4.1)
Unrealized losses on derivative instruments	(30.1)	9.3	18.3	59.7	46.5
Foreign currency (gains) losses	(6.7)	(1.4)	(43.4)	(78.7)	34.2
Income taxes	20.9	(87.2)	(3.7)	(9.6)	(0.6)
Other	(0.1)	0.2	0.7	(0.8)	0.4
Changes in operating assets and liabilities	(5.6)	4.4	(0.7)	35.0	(41.4)
Net cash provided by operating activities	271.6	265.3	319.6	250.5	202.2

Investing activities
Purchase of fixed and intangible assets	(163.3)	(150.4)	(150.5)	(146.0)	(181.5)
Proceeds from the sale of fixed assets	0.7	0.2	35.2	(0.6)	1.2
Principal repayments (drawdowns) on loans to equity investments	8.4	(6.6)	2.5	11.3	1.2
Decrease in restricted cash	—	2.4	0.9	0.5	—
Disposal of businesses , net	—	7.4	160.0	—	—
Other	0.2	0.5	0.5	0.6	(0.2)
Net cash (used in) provided by investing activities	(154.0)	(146.5)	48.6	(134.2)	(179.3)

Financing activities
New borrowings, net of financing fees	937.7	(0.1)	(0.6)	1,624.9	1,447.8
Repurchase of common stock	(120.0)	(39.0)	(122.5)	—	—
Purchase of capped call options	—	(205.4)	—	—	—
Proceeds from employee stock option exercises	1.4	7.1	3.1	1.2	5.6
Principal payments on long term debt, including redemption premiums, and capital leases	(915.5)	(13.9)	(15.6)	(1,745.4)	(1,464.9)
Dividends paid	(8.0)	(8.1)	(8.2)	(9.0)	(8.8)
Net cash used in financing activities	(104.4)	(259.4)	(143.8)	(128.3)	(20.3)

Cash flow from discontinued operations
Net cash (used in) provided by operating activities	(6.5)	7.8	(27.5)	4.6	(15.0)
Net cash (used in) provided by discontinued operations	(6.5)	7.8	(27.5)	4.6	(15.0)

Effect of exchange rate changes on cash and cash equivalents	(3.5)	2.5	(2.0)	1.6	2.6
Increase (decrease) in cash and cash equivalents	3.2	(130.3)	194.9	(5.8)	(9.8)
Cash and cash equivalents at beginning of period	479.5	609.8	414.9	420.7	430.5
Cash and cash equivalents at end of period	£482.7	£479.5	£609.8	£414.9	£420.7

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£112.4	£107.4	£83.3	£139.1	£109.0

B1) QUARTERLY SEGMENT REVENUE AND CONTRIBUTION, TOTAL OCF AND OPERATING INCOME

(in £ millions) (unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
					(Adjusted)
Revenue
Consumer segment
Cable	£666.0	£682.8	£662.6	£656.4	£640.0
Mobile	136.9	148.3	143.5	136.3	131.9
Non-cable	20.3	20.7	20.1	18.8	17.6
Total	823.2	851.8	826.2	811.5	789.5
Business segment
Business	159.1	152.0	152.2	152.7	139.9

Total revenue	£982.3	£1,003.8	£978.4	£964.2	£929.4

Segment contribution
Consumer segment	£485.0	£511.6	£500.9	£489.4	£480.5
Business segment	92.6	90.0	89.1	87.6	76.1
Total segment contribution	577.6	601.6	590.0	577.0	556.6
Other operating and corporate costs	201.5	198.0	202.7	207.3	207.0
OCF (1)	376.1	403.6	387.3	369.7	349.6
Depreciation	228.8	254.3	244.4	246.5	242.5
Amortization	34.1	36.7	36.7	37.1	37.1
Restructuring and other charges	2.6	41.6	4.5	6.5	0.4
Consolidated operating income	£110.6	£71.0	£101.7	£79.6	£69.6

(1)          OCF is a non-GAAP financial measure.  See Appendix F for a discussion of the use of OCF as a non-GAAP financial measure and the reconciliation of OCF to GAAP operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

B2) QUARTERLY COSTS AND EXPENSES

(in £ millions) (unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
					(Adjusted)
Costs and expenses
Operating costs
Consumer cost of sales	263.0	266.0	£250.1	£248.5	£233.2
Business cost of sales	51.3	44.8	46.8	47.8	44.9
Network and other operating costs (1)	96.8	97.7	98.7	97.8	98.7
Total operating costs	£411.1	£408.5	£395.6	£394.1	£376.8

Selling, general and administrative expenses
Employee and outsourcing costs (2)	£117.6	£119.7	£112.8	£119.5	£116.5
Marketing costs (3)	35.2	32.6	36.7	39.7	38.7
Facilities (4)	14.5	8.3	15.9	15.9	17.0
Other (5)	27.8	31.1	30.1	25.3	30.8
Total selling, general and administrative expenses	£195.1	£191.7	£195.5	£200.4	£203.0

(1)          Network and other operating costs includes costs associated with the provision of the network and operating platforms including associated employee, outsourcing and facilities costs and certain other operating expenses.

(2)          Employee and outsourcing costs includes remuneration and benefits, temporary and contract staff, training and stock-based compensation costs together with costs of all major outsourced business activities.

(3)          Marketing costs includes advertising, brand costs, agency fees, support and research, public relations and internal communications costs.

(4)          Facilities costs include building costs, service costs, repairs and maintenance and utilities costs.

(5)          Other costs include billing, collections and bad debt, IT, legal and professional, license, insurance, and other indirect costs.

C1) CONSUMER OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Consumer products (1)
Opening products	13,607.9	13,486.5	13,386.6	13,265.8	13,033.5
Net product adds (2)	128.7	121.4	99.9	120.8	232.3

Closing Consumer products	13,736.6	13,607.9	13,486.5	13,386.6	13,265.8

Consumer products (1)
Telephone
Cable	4,180.9	4,161.7	4,161.0	4,175.3	4,178.0
Non-cable	170.7	169.6	161.2	154.4	147.6
	4,351.6	4,331.3	4,322.2	4,329.7	4,325.6

Television	3,788.9	3,778.8	3,766.7	3,751.9	3,729.6
Digital TV	3,772.3	3,759.6	3,745.9	3,728.7	3,702.8
Analogue TV	16.6	19.2	20.8	23.2	26.8

Broadband
Cable	4,061.2	4,011.1	3,969.8	3,936.0	3,910.1
Non-cable	271.4	275.9	273.1	271.8	269.6
	4,332.6	4,287.0	4,242.9	4,207.8	4,179.7
Mobile (1)
Contract	1,263.4	1,210.8	1,154.7	1,097.2	1,030.9

Total Consumer products	13,736.6	13,607.9	13,486.5	13,386.6	13,265.8

Net Consumer product adds (1) (2)
Telephone
Cable	19.2	0.7	(14.3)	(2.7)	31.4
Non-cable	1.1	8.4	6.8	6.8	7.8
	20.3	9.1	(7.5)	4.1	39.2

Television	10.1	12.1	14.8	22.3	35.7
Digital TV	12.7	13.7	17.2	25.9	46.6
Analogue TV	(2.6)	(1.6)	(2.4)	(3.6)	(10.9)

Broadband
Cable	50.1	41.3	33.8	25.9	72.3
Non-cable	(4.5)	2.8	1.3	2.2	3.9
	45.6	44.1	35.1	28.1	76.2
Mobile (1)
Contract	52.6	56.1	57.5	66.3	81.2

Net Consumer product adds in period	128.6	121.4	99.9	120.8	232.3

(1)   The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, as described elsewhere in this earnings release. Mobile contract includes both mobile broadband and mobile service contracts. Mobile contract net adds in Q2-10 included 9,300 customers who have been taking contract services since joining but had previously been recorded as prepay customers. A corresponding reduction is included in prepay net adds in the Q2-10.

(2)   During the second half of 2010, we reviewed our credit and collection reporting processes and aligned the way we measure disconnections with our underlying operational process. As a result, we estimate that reported gross disconnects decreased by 6,300 customers, representing 15,300 products, and 4,900 customers, representing 11,000 products, during the third and fourth quarters of 2010, respectively.

C2) CABLE OPERATIONS STATISTICS (excluding Non-cable and Mobile Operations)

(data in 000’s except percentages, products/Customer and ARPU)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Customers
Opening Customers	4,800.1	4,783.0	4,768.9	4,761.8	4,723.5
Gross adds	191.8	206.6	236.0	188.6	193.1
Gross disconnects (2)	(171.6)	(189.5)	(221.9)	(181.5)	(154.8)
Net customer adds	20.2	17.1	14.1	7.1	38.3
Closing Customers	4,820.3	4,800.1	4,783.0	4,768.9	4,761.8

Monthly Cable customer churn %	1.2%	1.3%	1.6%	1.3%	1.1%

Products
Opening products	11,951.6	11,897.5	11,863.2	11,817.7	11,678.3
Net product adds (2)	79.4	54.1	34.3	45.5	139.4
Closing products	12,031.0	11,951.6	11,897.5	11,863.2	11,817.7

Net product adds
Telephone	19.2	0.7	(14.3)	(2.7)	31.4
Television	10.1	12.1	14.8	22.3	35.7
DTV	12.7	13.7	17.2	25.9	46.6
ATV	(2.6)	(1.6)	(2.4)	(3.6)	(10.9)
Broadband	50.1	41.3	33.8	25.9	72.3
Total Net product adds (2)	79.4	54.1	34.3	45.5	139.4

Products
Telephone	4,180.9	4,161.7	4,161.0	4,175.3	4,178.0
Television	3,788.9	3,778.8	3,766.7	3,751.9	3,729.6
DTV	3,772.3	3,759.6	3,745.9	3,728.7	3,702.8
ATV	16.6	19.2	20.8	23.2	26.8
Broadband	4,061.2	4,011.1	3,969.8	3,936.0	3,910.1
Total products	12,031.0	11,951.6	11,897.5	11,863.2	11,817.7

Products / Customer	2.50	2.49	2.49	2.49	2.48

Bundled Customers
Dual products	1,094.2	1,103.1	1,120.8	1,140.1	1,158.9
Triple products	3,058.2	3,024.2	2,996.9	2,977.1	2,948.6
Percentage of dual or triple products	86.1%	86.0%	86.1%	86.3%	86.3%
Percentage of triple products	63.4%	63.0%	62.7%	62.4%	61.9%

Cable ARPU (1)	£46.16	£47.51	£46.38	£45.88	£45.01
ARPU calculation:
Cable revenue (millions)	£666.0	£682.8	£662.6	£656.4	£640.0
Average customers	4,809.0	4,790.0	4,763.4	4,768.8	4,739.5

(1)   Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three.

(2)   During the second half of 2010, we reviewed our credit and collection reporting processes and aligned the way we measure disconnections with our underlying operational process. As a result, we estimate that reported gross disconnects decreased by 6,300 customers, representing 15,300 products, and 4,900 customers, representing 11,000 products, during the third and fourth quarters of 2010, respectively.

C3) NON-CABLE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Customers
Opening Customers	276.7	274.0	272.6	270.6	267.2
Net customer (disconnects) adds	(4.0)	2.7	1.4	2.0	3.4
Closing Customers	272.7	276.7	274.0	272.6	270.6

Products
Opening products
Telephone	169.6	161.2	154.4	147.6	139.8
Broadband	275.9	273.1	271.8	269.6	265.7
	445.5	434.3	426.2	417.2	405.5

Net product (disconnects) adds
Telephone	1.1	8.4	6.8	6.8	7.8
Broadband	(4.5)	2.8	1.3	2.2	3.9
	(3.4)	11.2	8.1	9.0	11.7

Closing products
Telephone	170.7	169.6	161.2	154.4	147.6
Broadband	271.4	275.9	273.1	271.8	269.6
	442.1	445.5	434.3	426.2	417.2

C4) MOBILE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Contract Customers(1)
Opening Contract Customers	1,210.8	1,154.7	1,097.2	1,030.9	949.7
Net contract customer adds (3)	52.6	56.1	57.5	66.3	81.2
Closing Contract Customers(1)	1,263.4	1,210.8	1,154.7	1,097.2	1,030.9

Prepay Customers(2)
Opening Prepay Customers	1,858.1	1,912.3	1,976.2	2,028.9	2,225.0
Net prepay customer adds (3)	(120.3)	(54.2)	(63.9)	(52.7)	(196.1)
Closing Prepay Customers	1,737.8	1,858.1	1,912.3	1,976.2	2,028.9

Total Closing Customers(2)	3,001.2	3,068.9	3,067.0	3,073.4	3,059.8

Mobile ARPU (4)	£14.70	£15.16	£15.01	£14.36	£13.70
ARPU calculation:
Service revenue (millions)	£133.4	£138.7	£138.6	£131.9	£127.7
Average customers	3,023.8	3,050.0	3,077.7	3,061.8	3,106.3

(1)   Contract customers represents the number of contracts relating to either a mobile service or a mobile broadband contract.

(2)   Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3)   Contract net adds in Q2-10 includes 9,300 customers who have been taking contract services since joining but had previously been recorded as prepay customers. A corresponding reduction is included in prepay net adds in Q2-10.

(4)   Mobile ARPU is calculated on a quarterly basis by dividing service revenue (contract and prepay) for the period by the average number of active customers (contract and prepay) for the period, divided by three.

D)  FREE CASH FLOW CALCULATION

(in £ millions) (unaudited)

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and the reconciliation of FCF to GAAP net cash provided by operating activities.

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
					(Adjusted)
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	376.1	403.6	387.3	369.7	349.6
Purchase of fixed and intangible assets	(163.3)	(150.4)	(150.5)	(146.0)	(181.5)
Interest expense (net)	(112.9)	(115.1)	(117.4)	(114.8)	(122.2)

Free Cash Flow (FCF)	99.9	138.1	119.4	108.9	45.9

E)  FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes. Certain comparative NCTA Fixed Asset Additions have been adjusted to conform with the current quarter’s presentation. NCTA Fixed Asset Additions have been revised to include the net impact of cable inventory additions previously reflected as Non NCTA Fixed Asset Additions in the appropriate NCTA category. Fixed Asset Additions (Accrual Basis) are from continuing operations. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
					(Adjusted)
NCTA Fixed Asset Additions
CPE	70.8	50.9	65.8	72.5	61.9
Scaleable infrastructure	57.5	45.0	50.3	52.0	44.1
Commercial	22.2	19.6	22.2	22.5	22.0
Line extensions	3.0	1.0	2.9	6.5	5.0
Upgrade/rebuild	6.7	5.2	7.3	7.5	8.0
Support capital	16.7	18.4	25.5	29.2	31.2
Total NCTA Fixed Asset Additions	176.9	140.1	174.0	190.2	172.2
Non NCTA Fixed Asset Additions	0.4	1.2	0.3	0.7	0.5
Total Fixed Asset Additions (Accrual Basis)	177.3	141.3	174.3	190.9	172.7

Fixed assets acquired under capital leases	(23.0)	(23.9)	(40.8)	(24.7)	(7.4)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	9.0	33.0	17.0	(20.2)	16.2
Total Purchase of Fixed and Intangible Assets	163.3	150.4	150.5	146.0	181.5

Comprising:
Purchase of Fixed Assets	163.3	150.4	150.5	146.0	181.5
Purchase of Intangible Assets	—	—	—	—	—
	163.3	150.4	150.5	146.0	181.5

F)  USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

Virgin Media uses certain financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. These measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined as follows:

•                  OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

•                  Free Cash Flow (FCF) is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs.

•                  Fixed Asset Additions (Accrual Basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

•                  Net debt is long term debt inclusive of current portion, less cash and cash equivalents.

Our management considers OCF is an important indicator of our operational strength and performance during the relevant periods. This measure excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from this measure as management believes they are not characteristic of our underlying business operations.   Our management considers FCF as a helpful measure in assessing our liquidity and prospects for the future. We believe FCF is useful to investors as a basis for comparing our performance and coverage ratios and is an additional way of viewing aspects of our operations that provide a more complete understanding of factors and trends affecting our business. Our management considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Our management considers net debt is a measure that is helpful for understanding our debt funding obligations.

Some of the significant limitations associated with the use of OCF as compared to operating income are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. We compensate for this limitation by separately measuring and forecasting working capital. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long term operational performance and liquidity. The significant limitation associated with the use of net debt as compared to long term debt, net of current portion, is that net debt includes the current portion of long term debt. This measure also assumes that all of the cash and cash equivalents are available to service debt.

OCF is most directly comparable to the GAAP financial measure operating income. FCF is most directly comparable to the GAAP financial measure net cash provided by operating activities. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income, net cash provided by operating activities and purchase of fixed and intangible assets, respectively. Net Debt is most directly comparable to the GAAP financial measure long term debt (net of current portion). Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF, FCF, Fixed Asset Additions (Accrual Basis) or Net Debt with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

The following tables present the reconciliations of OCF, FCF and fixed asset additions (accrual basis) and Net Debt to their nearest measure of financial performance in accordance with GAAP.

Reconciliation of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income

(in £ millions) (unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
					(Adjusted)
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	376.1	403.6	387.3	369.7	349.6

Reconciling items
Depreciation and amortization	(262.9)	(291.0)	(281.1)	(283.6)	(279.6)
Restructuring and other charges	(2.6)	(41.6)	(4.5)	(6.5)	(0.4)
Operating income	110.6	71.0	101.7	79.6	69.6

Reconciliation of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
					(Adjusted)

Free Cash Flow (FCF)	99.9	138.1	119.4	108.9	45.9

Reconciling items (see Note below):
Purchase of fixed and intangible assets	163.3	150.4	150.5	146.0	181.5
Changes in operating assets and liabilities	(5.6)	4.4	(0.7)	35.0	(41.4)
Non-cash compensation	7.0	8.0	6.2	7.9	7.3
Non-cash interest	2.4	8.5	34.2	(13.5)	10.9
Share of net income of affiliates	6.5	0.1	6.0	5.1	3.5
Realized foreign exchange (losses) gains	1.2	(1.6)	0.2	(88.8)	(33.2)
Realized (losses) gains on derivatives	(2.1)	(3.4)	(6.4)	52.5	25.5
Restructuring and other charges	(2.6)	(41.6)	(4.5)	(6.5)	(0.4)
Income taxes	1.7	2.2	14.0	4.4	2.4
Other	(0.1)	0.2	0.7	(0.5)	0.2
Net cash provided by operating activities	271.6	265.3	319.6	250.5	202.2

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
					(Adjusted)

Fixed Asset Additions (Accrual Basis)	177.3	141.3	174.3	190.9	172.7

Fixed assets acquired under capital leases	(23.0)	(23.9)	(40.8)	(24.7)	(7.4)
Changes in liabilities related to fixed asset additions	9.0	33.0	17.0	(20.2)	16.2
Total Purchase of Fixed and Intangible Assets	163.3	150.4	150.5	146.0	181.5
Comprising:
Purchase of fixed assets	163.3	150.4	150.5	146.0	181.5
Purchase of intangible assets	—	—	—	—	—
	163.3	150.4	150.5	146.0	181.5

Reconciliation of Net Debt to GAAP long term debt (net of current portion)

(in £ millions) (unaudited)

	March 31,	March 31,
	2011	2010

Net debt	5,534.2	5,726.2

Current portion of long term debt	(420.7)	(41.7)
Cash & cash equivalents	482.7	420.7
Long term debt (net of current portion)	5,596.2	6,105.2

Net Debt / Annualized OCF

(in £ millions) (unaudited)

	Three months ended
	March 31,	March 31,
	2011	2010
		(Adjusted)

Net debt	5,534.2	5,726.2

Quarterly OCF	376.1	349.6
Annualized OCF (OCFx4)	1,504.4	1,398.4
Net debt / Annualized OCF	3.7	4.1